UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):     March 31, 2008

DUANE READE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)
001-13843	05-0599589
(Commission File Number)	(IRS Employer Identification No.)

440 NINTH AVENUE NEW YORK, NEW YORK	10001
(Address of principal executive offices)	(Zip Code)

(212) 273-5700
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 31, 2008, Duane Reade Holdings, Inc. (the “Company”) and Duane Reade Inc. (“Duane Reade”) announced that John A. Lederer will be appointed as Chief Executive Officer, Chairman of the Board and a director of Duane Reade and the Company. The Company expects that Mr. Lederer will join Duane Reade and the Company very shortly.

Mr. Lederer, age 52, served as President of Loblaw Companies Limited, Canada’s largest food distributor, from 2001 through September 2006. Mr. Lederer also served as a director of Loblaw for much of this period, capping a 30-year career with Loblaw and its subsidiary companies during which he held a number of senior leadership positions. In these roles, he was responsible for the operation and growth of national and regional banners, businesses and divisions. Mr. Lederer is a former director of the Food Marketing Institute and is the founder and former Chair of the President’s Choice Children’s Charity. He holds a Bachelor of Arts degree from York University. Mr. Lederer is also a director of Tim Hortons Inc., a Canadian-based quick-service restaurant chain.

David W. D’Arezzo, who was appointed as Interim Chief Executive Officer of the Company on January 18, 2008, will continue in his responsibilities as Senior Vice President and Chief Marketing Officer of the Company following the time Mr. Lederer becomes the Company’s Chief Executive Officer.

The material terms of Mr. Lederer’s employment agreement are summarized below.

Mr. Lederer will receive a base salary of $900,000 per year, subject to annual review. Mr. Lederer will be eligible for a bonus each year based on the Company’s budgeted EBITDA (defined in the employment agreement as certain specified target earnings (calculated consistently with calculations made for prior periods) before interest, income taxes, depreciation and amortization, and in addition, to the extent the Company’s Board acting reasonably and in good faith so determines, excluding acquisitions, divestitures, refinancings, any change required by GAAP or other extraordinary, noncash or nonrecurring events). If the Company achieves its EBITDA target, this bonus will be 100% of his base salary. His maximum bonus, if the Company were to achieve 105% of its EBITDA target, would be 150% of base salary, and his minimum bonus if the Company achieves 95% of the EBITDA target would be 50% of his base salary. Mr. Lederer’s bonus would be pro rated for achievement between 95% and 105% of the EBITDA target. The Company has guaranteed a bonus for fiscal year 2008 of no less than 100% of the base salary Mr. Lederer actually earns in 2008.

The Company will grant Mr. Lederer options to purchase 165,000 shares of the Company’s common stock. The per share exercise price is $100. Sixty percent of the options will vest ratably in annual installments over four years, subject to Mr. Lederer’s continued employment, and 40% of the options will vest based on achievement of performance targets by the Company. Fifty percent of the performance portion of Mr. Lederer’s options will vest if and when the Company’s principal shareholder, Oak Hill Capital Partners, L.P., receives at least a 1.5x cash-on-cash return on its July 2004 investment in the Company, and the remaining 50% will vest if and when Oak Hill receives at least a 2x cash-on-cash return on its July 2004 investment in the Company, subject to Mr. Lederer’s continued employment through the date of any such return.

In addition, Mr. Lederer will make an investment in the Company equal to $2,000,000 by purchasing 20,000 shares of the Company’s common stock at a price of $100 per share.

If Mr. Lederer is terminated for cause or resigns without good reason (as those terms are defined in the employment agreement), he will receive any accrued but unpaid base salary, vacation and business expenses. If Mr. Lederer’s employment terminates due to death or disability (as defined in the employment agreement), he will receive any accrued and unpaid base salary plus continuation of salary for up to six months (until he becomes eligible for long-term disability coverage, in the case of disability), plus any earned but unpaid prior year’s bonus, together with a pro rata bonus for the year of termination, and any unpaid guaranteed bonus for 2008.

If Mr. Lederer is terminated without cause or resigns for good reason, he will receive any earned but unpaid base salary, any earned but unpaid annual bonus, the guaranteed minimum 2008 annual bonus if not already paid plus cash severance equal to 24 months of base salary whose present value would be paid in a single lump sum, plus two times a severance bonus paid ratably for 24 months in accordance with the Company’s regular payroll practices. If Mr. Lederer’s employment terminates before the 2008 annual bonus is determined, the severance bonus would be $900,000. If his employment terminates on or after the 2008 annual bonus is determined but before the 2009 annual bonus is determined, his severance bonus would be equal to the 2008 annual bonus (without regard to the guaranteed minimum 2008 annual bonus). If Mr. Lederer’s termination occurs on or after the determination of the 2009 annual bonus, the severance bonus would be the average of the two annual bonuses paid before the termination of his employment (without regard to the guaranteed minimum 2008 annual bonus).

The initial term of the employment agreement is four years. If either Mr. Lederer or the Company chooses to not renew the term of the employment agreement, Mr. Lederer would receive any accrued base salary plus any accrued but unpaid annual bonus and a pro rata bonus for the year of termination.

Mr. Lederer will be subject to customary restrictive covenants, including confidentiality restrictions of unlimited duration, and noncompetition and nonsolicitation restrictions during his employment and for two years following termination of employment for any reason (one year following the end of the employment term by reason of non-renewal).

Mr. Lederer will be entitled to the retirement and welfare benefits that are generally available to the Company’s other senior executives. Mr. Lederer will also be entitled to reimbursement of certain costs and expenses to assist him with his relocation from Canada to the greater New York tri-state area, including up to two years of housing costs at up to $10,000 per month, travel expenses for house-hunting trips, moving and closing costs, and $30,000 for any other expenses related to the relocation. To the extent any of such reimbursements (but not the monthly allowance) are taxable to Mr. Lederer, the Company will also pay him an additional payment such that after the payment of all such taxes and any taxes on the additional payments, he will be in the same after-tax position as if no such tax had been imposed on the reimbursements.

The Company has agreed to provide Mr. Lederer with up to $25,000 per year for personal travel for Mr. Lederer and Mr. Lederer’s immediate family between Canada and New York Tri-State Area. The Company has also agreed to pay up to $40,000 of Mr. Lederer’s legal fees and tax advice incurred in connection with the negotiation and documentation of Mr. Lederer’s employment agreement.

The above description of Mr. Lederer’s employment agreement is not intended to be complete and is qualified in its entirety by the complete text of the employment agreement, which will be filed in the future with the SEC as required by applicable regulations.

Item 7.01	Regulation FD Disclosure

The press release issued by the Company in connection with the above events is furnished with this report as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits:
Exhibit 99.1	Press Release of Duane Reade Holdings, Inc., dated March 31, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated  March 31, 2008

DUANE READE HOLDINGS, INC.
By:	/s/ John K. Henry
Name: John K. Henry Title: Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of Duane Reade Holdings, Inc., dated March 31, 2008

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